Exhibit (n)

DREYFUS INSTITUTIONAL CASH ADVANTAGE FUNDS

Rule 18f-3 Plan

                     Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

                     The Board, including a majority of the non-interested Board members, of the above-listed investment company (the "Fund") has determined that the following plan is in the best interests of each class of each series of the Fund, listed on Schedule A attached hereto, individually and the Fund as a whole:

                     1. Class Designation: Fund shares shall be divided into Institutional Advantage shares, Administrative Advantage shares, Investor Advantage shares and Participant Advantage shares.

                     2. Differences in Services: The services offered to shareholders of each Class shall be substantially the same, except for certain services provided to holders of Administrative Advantage shares, Investor Advantage shares and Participant Advantage shares pursuant to a Service Plan.

                     3. Differences in Distribution Arrangements: Each Class of shares shall be offered at net asset value to institutional investors, acting for themselves or in a fiduciary, advisory, agency, brokerage, custodial or similar capacity. No Class shall be subject to any front-end or contingent deferred sales charges.

                     Administrative Advantage shares, Investor Advantage shares and Participant Advantage shares shall be subject to an annual distribution and service fee at the rate set forth on Schedule B attached hereto, pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

                     4. Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) litigation or other legal expenses relating solely to a specific Class; (d) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (e) Board members' fees incurred as a result of issues relating to a specific Class.

                     5. Exchange Privileges: Shares of a Class of one series of the Fund shall be exchangeable only for (a) shares of the same Class of the other series of the Fund, (b) shares of a corresponding class of shares as described in the Fund's Prospectus of the investment companies listed on Schedule C attached hereto and (c) shares of certain other investment companies specified from time to time.

Dated: May 22, 2002

SCHEDULE A

Dreyfus Institutional Cash Advantage Funds

--Dreyfus Institutional Cash Advantage Fund
Institutional Advantage Shares Administrative Advantage Shares Investor Advantage Shares Participant Advantage Shares

--Dreyfus Institutional Cash Advantage Plus Fund
Institutional Advantage Shares Administrative Advantage Shares Investor Advantage Shares Participant Advantage Shares

SCHEDULE B

                                               Fee as a percentage
                                               of the average daily
Name of Class                                net assets of the Class
-------------                                -----------------------

Institutional Advantage Shares
     Service Plan Fees                                 None

Administrative Advantage Shares
     Service Plan Fees                                 .07%

Investor Advantage Shares
     Service Plan Fees                                 .25%

Participant Advantage Shares
     Service Plan Fees                                 .40%

SCHEDULE C

Dreyfus Cash Management
Dreyfus Cash Management Plus, Inc.
Dreyfus Government Cash Management
Dreyfus Government Prime Cash Management
Dreyfus New York Municipal Cash Management
Dreyfus Municipal Cash Management Plus
Dreyfus Tax Exempt Cash Management
Dreyfus Treasury Cash Management
Dreyfus Treasury Prime Cash Management
Dreyfus Institutional Yield Advantage Fund